Exhibit 99.1

            City National Enters Into Regulatory Agreement

    LOS ANGELES--(BUSINESS WIRE)--Feb. 24, 2005--Pursuant to previously announced discussions regarding compliance with the Bank Secrecy Act, City National Bank, the wholly owned subsidiary of City National Corporation (NYSE:CYN), has entered into a consent agreement with the Office of the Comptroller of the Currency and has agreed to a $750,000 monetary assessment.
    City National, which already has taken significant steps to strengthen compliance policies and procedures, reiterated its commitment to further improvements and full compliance with its legal and regulatory requirements.
    Notwithstanding this commitment, and as previously stated, the bank expects earnings per share in 2005 to grow between 11 percent and 14 percent over last year. City National last month reported 2004 net income of $206.3 million.

    About City National

    City National Corporation is a financial services company with $14.2 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank(R), City National provides banking, investment and trust services through 52 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City.

    CONTACT: City National Bank
             Christopher J. Carey, 310-888-6777 (Investor Contact) chris.carey@cnb.com
             Cary Walker, 213-833-4715 (Media Contact) cary.walker@cnb.com